EXHIBIT 5.1

October 13, 2009

Reeds, Inc.
13000 South Spring Street
Los Angeles, California 90061

Re:	Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Reeds, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement (File No. 333-156908) originally filed on Form S-1 on January 23, 2009, with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and as subsequently amended on Form S-3 (as amended, the “Registration Statement”).  The Registration Statement includes a prospectus to be furnished to the stockholders of the Company in connection with the distribution by the Company to such stockholders of transferable subscription rights (the “Rights”) entitling the holders thereof to purchase up to 225,000 shares of Series B Convertible Preferred Stock, par value $10.00 per share (the “Preferred Shares”), which are convertible into 1,125,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company (the “Rights Offering”).  The Rights will be evidenced by subscription rights certificates (the “Rights Certificates”).  The Registration Statement relates to the Rights, the Preferred Shares issuable upon exercise of the Rights and the underlying shares of Common Stock into which the Preferred Shares are convertible.

In rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including: (i) the Registration Statement; (ii) the Certificate of Incorporation of the Company, as amended through the date hereof (the “Amended Certificate of Incorporation”); (iii) the Certificate of Designation relating to the Preferred Shares (the “Certificate of Designation”); (iv) the bylaws of the Company, dated September 7, 2001; (v) the forms of certificates evidencing the Common Stock, Preferred Shares and Rights Certificates; and (vi) such other documents, certificates, corporate records, opinions and other instruments we have deemed necessary or appropriate for the purpose of this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to original documents or certified documents of all copies submitted to us as conformed or reproduction copies, the legal capacity of natural persons who are signatories to the documents examined by us, and the legal power and authority of all persons signing on behalf of the parties to all documents.  We have also assumed that: (i) the Preferred Shares issuable upon exercise of the Rights are offered, issued and sold in accordance with the Registration Statement, Rights Certificates and any other document relating to the rights and obligations of the holders of the Rights or the manner in which the Rights are exercised for the purchase of the Preferred Shares; (ii) the Registration Statement has been declared effective by the Commission; and (iii) that upon issuance of any shares of Common Stock upon conversion of the Preferred Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Amended Certificate of Incorporation.

As to the facts upon which this opinion is based and which we did not independently establish or verify, we have relied, to the extent we deem such reliance proper, and without independent investigation, upon certificates of public officials and certificates, statements and representations of the officers, directors, employees and other representatives of the Company. With respect to the opinions described below, we have assumed that the Company has proceeded with the Rights Offering in the manner contemplated in the Registration Statement.

Los Angeles ♦ New York

October 13, 2009

On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.
The Rights when issued and delivered in the manner contemplated by the Registration Statement, will constitute the valid and binding obligations of the Company, except to the extent that enforcement thereof may be limited by: (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally; and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2.
The Preferred Shares, when duly issued and delivered against payment therefor, in accordance with the provisions of the Rights Certificates and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

3.
The Common Stock, when duly issued and delivered in accordance with the provisions of the Certificate of Designation and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are based upon and limited to the General Corporation Law of the State of Delaware, as amended.  We express no opinion as to any other laws, statutes, regulations or ordinances. As used herein, the term “General Corporation Law of the State of Delaware, as amended” includes the statutory provisions and regulations and also all applicable provisions of the Delaware Constitution and reported judicial and regulatory decisions interpreting these laws.

This opinion letter has been prepared for your use solely in connection with the Registration Statement, and may not be used, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent. The opinions set forth herein are based upon the facts in existence and laws in effect on the date hereof, and we assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Qashu & Schoenthaler LLP QASHU & SCHOENTHALER LLP